Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-214080) pertaining to the 2016 Management Incentive Plan of Goodrich Petroleum Corporation, and

2.	Registration Statement (Form S-1 No. 333-215051) pertaining to the registration of Common Stock issued pursuant to the Plan of Reorganization pertaining to Goodrich Petroleum Corporation Common Stock;

of our report dated March 30, 2016, with respect to the consolidated financial statements of Goodrich Petroleum Corporation and subsidiary included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Houston, Texas
March 3, 2017